Exhibit 99.3

PDL BioPharma, Inc.
Q1-2012
May 3, 2012

Following are some of the key points regarding PDL’s first quarter 2012 financial and business results.

GAAP and Non-GAAP Net Income

Net income for the first quarter of 2012 was $40.2 million or $0.29 per diluted share as compared with a net income of $44.5 million or $0.25 per diluted share for the same period of 2011. First quarter net income per diluted share is higher in 2012 when compared to 2011 because we eliminated 44.8 million dilutive shares from the diluted earnings per share calculation by restructuring two of our convertible notes in 2011 and early 2012 to "net share settle."

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Non-GAAP net income for the first quarter of 2012 was $41.8 million, or $0.30 per diluted share, compared to non-GAAP net income of $44.5 million, or $0.25 per diluted share for the first quarter of 2011.

These non-GAAP financial measures exclude the effect of imputed non-cash interest on our “net-share” settled convertible notes, net of estimated taxes, from GAAP net income. We believe this exclusion facilitates comparison to PDL’s cash operating results.

2012 Dividends

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We declared a regular, quarterly dividend of $0.15 per share of common stock payable on March 14, June 14, September 14 and December 14 to stockholders of record on March 7, June 7, September 7 and December 7.

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We paid $0.15 per share of common stock, or $21.0 million, to our stockholders on March 14, 2012, to stockholders of record on March 7, 2012, as part of our regular, quarterly dividend policy for 2012.

Adjustments to Convertible Notes Conversion Rates

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The conversion rate for our Convertible Senior Notes due February 15, 2015 (February 2015 Notes) was adjusted to 159.098 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.29 per share, effective March 8, 2012.

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The conversion rate for our 3.75% Senior Convertible Notes due May 1, 2015 (May 2015 Notes), was adjusted to 139.2165 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.18 per share, effective March 5, 2012.

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The conversion rate for our 2.875% Series 2012 Convertible Notes due February 15, 2015 (Series 2012 Notes) is 159.098 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.29 per share, effective March 5, 2012.

PDL BioPharma, Inc.
Q1-2012
May 3, 2012

Updates on Approved Royalty Bearing Products

ACTEMRA®/RoACTEMRA (tocilizumab):

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On March 1, 2012, Genentech announced positive preliminary results showing that patients who received Actemra as monotherapy achieved a significantly greater reduction in disease activity (assessed by the mean change of DAS28) after 24 weeks than those given Humira monotherapy.

•	Statistical significance was also achieved for key secondary endpoints including DAS28 remission and low disease activity, ACR20, 50 and 70.

HERCEPTIN® (trastuzumab):
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On March 23, 2012, Roche and Genentech announced results from the Phase III HannaH study in women with HER2-positive early breast cancer showing that subcutaneous (under the skin) injection is as effective as intravenous administration.

TYSABRI® (natalizumab):
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On April 26, 2012, Biogen Idec and Elan Corporation, plc reported results from several studies of TYSABRI evaluating its long-term safety and efficacy in the treatment of multiple sclerosis (MS) across the course of disease and impact on MS-related symptoms such as fatigue. These data, as well as data relating to the companies' risk stratification algorithm as a way to help enable individual benefit risk assessment for patients with MS, were accepted for presentation at the 64th Annual Meeting of the American Academy of Neurology (AAN).

•	As of March 2012, Biogen Idec estimates that approximately 66,600 patients were on commercial and clinical TYSABRI therapy worldwide.

Updates on Selected Development Stage Potential Royalty Bearing Products

BAPINEUZUMAB:
•	An April 2, 2012, publication in the Archives of Neurology indicated that bapineuzumab might lower a marker of Alzheimer’s in the spinal fluid of patients with mild to moderate disease.

T-DM1:
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On March 29, 2012, Roche and Genentech reported topline results of EMILIA, the first randomized Phase III study of trastuzumab emtansine (T-DM1). The study showed that patients with HER2-positive metastatic breast cancer who received T-DM1 lived significantly longer without their disease getting worse compared to those who received lapatinib plus Xeloda® (capecitabine).

Forward-looking Statements

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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